Exhibit 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Fourth Quarter and
Full Year Fiscal 2012 Financial Results

--Company Emerges Profitable from Consecutive Years of Industry Crises--

Qingdao, China and Rockville, Md. – June 14, 2012 – Synutra International, Inc. (NASDAQ: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, market and sell nutritional products for infants, children and adults, today announced financial results for the fourth quarter and full year of fiscal 2012 ended March 31, 2012.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “We are pleased to achieve profitability for the first full fiscal year 2012 since the 2008 melamine crisis with net income attributable to common stockholders of $16.7 million, or $0.29 per diluted share. Quality and consumer confidence remain key issues within our industry. However, we believe our ability to regain sustained profitability after overcoming multiple industry challenges demonstrates the long term potential of Synutra.”

“For the fourth quarter of fiscal 2012, our performance continued to demonstrate the sustained market potential of our powdered formula brands. Sequentially, our results were lower due to several factors. First, as we have previously noted, the earlier timing of the Chinese New Year holiday this year led to some sales being shifted to December 2011 from January 2012. Also, in the fiscal third quarter, our increased promotional efforts for the Super-Love and Helanruniu brands led to strong revenue growth, while in the fourth quarter we paced our promotional activities to avoid the holiday season promotion clutters in the market.  The gross margin expansion maintained the trend of gains when adjusted for the holiday order shift to the previous quarter.  Early in the quarter, we feared a media event regarding an infant death case in Jiangxi province which alleged a connection to our product could have adversely impacted our business.  Through vigorous and successful crisis management efforts, we cleaned our name and we believe the impact of that event was largely limited and localized.”

“We are encouraged with our progress and look forward to our initiatives for the upcoming fiscal year. As we have previously announced, we implemented an approximately 15% price increase to accommodate rising costs and industry trends. In the near term, we expect the impact on margins to be minimal and may lead to softer sales in the first quarter of fiscal 2013 as distributors continue to work through their level of higher orders placed in the second half of fiscal 2012 in anticipation of our price increase. Over the long term, we believe our price adjustment will lead to further margin expansion and drive sales growth as well. Furthermore, after adjusting for certain seasonality effects, we believe our steady market share and powdered formula revenue performance over the past few quarters demonstrates that Synutra continues to grow healthier operationally and financially. As we continue on this trajectory, we are confident that our focus on quality products, distribution expansion and strong industry understanding will lead to strong returns for shareholders in fiscal 2013 and beyond.”

Formula Sale Performance

	1Q12	2Q12	3Q12	4Q12
Net sales of powdered formula segment	40,163	79,109	99,843	82,549
Adjusted net sales of powdered formula segment*	56,772	62,500	99,843	82,549
Market share (CIC data)**	5.3%	5.1%	5.4%	5.2%
* Adjusts for $16.6 million of revenue delayed from 1Q12 to 2Q12
** Market share as of the last month of the quarter

Financial Results for the Fourth Quarter of Fiscal 2012 versus the Third Quarter of Fiscal 2012
	Quarter Ended		QoQ Change
	Mar 31, 2012	Dec 31, 2011
(in USD 000's except per share and percentage data)
Net sales	85,367	114,362	(28,995)	-25.4%

Cost of sales	49,808	67,078	(17,270)	-25.7%
Gross profit	35,559	47,284	(11,725)	-24.8%
Gross margin	41.7%	41.3%

Selling and distribution expenses	13,813	12,619	1,194	9.5%
Advertising and promotion expenses	5,804	7,588	(1,784)	-23.5%
General and administrative expenses	3,332	7,365	(4,033)	-54.8%
Other operating income, net	3,583	1,721	1,862	108.2%
Total operating expense	19,366	25,851	(6,485)	-25.1%

Income from operations	16,193	21,433	(5,240)	-24.4%
Operating margin	19.0%	18.7%

Net interest expense and other income	2,602	3,869	(1,267)	-32.7%
Income tax expense	6,140	7,162	(1,022)	-14.3%
Net income (loss) attributable to the noncontrolling interest	(71)	116	(187)	-161.2%

Net income attributable to Synutra International, Inc. common shareholders	7,522	10,286	(2,764)	-26.9%
Net margin	8.8%	9.0%

Income per share – Basic and diluted	$0.13	$0.18	$(0.05)	-26.9%

Net sales decreased to $85.4 million for the fourth quarter of fiscal 2012 from $114.4 million in the third quarter of fiscal 2012. Net sales from the Company’s branded powdered formula segment were $82.5 million, or 96.7% of net sales in the quarter, compared to $99.8 million, or 87.3% of net sales, in the previous quarter. As previously announced, this primarily reflects the impact of the earlier timing of the Chinese New Year combined with the Company’s announced April 1st price increase, which led to the shift of certain sales to December 2011 from January 2012. Net sales of the Company’s Super series infant formula for the fourth quarter were 64.8% of the volume of sales and 75.0% of the net sales of the powdered formula segment compared to 58.9% of the volume of sales and 70.3% of the net sales of the powdered formula segment in the previous quarter. By volume, sales of powdered formula products decreased 19.7% to 7,301 tons in the fourth quarter from 9,088 tons in the previous quarter.

Net sales from Other Products, which includes imported whole milk powder and whey protein powder sold to industrial customers, was $2.7 million, or 3.2% of net sales, in the fourth quarter of fiscal 2012, compared to $14.2 million, or 12.5% of net sales in the previous quarter.

Gross profit decreased to $35.6 million in the fourth quarter of fiscal 2012 from $47.3 million in the previous quarter, in line with the Company’s sales performance. Gross margin in the fourth quarter of fiscal 2012 remained stable at 41.7% compared to 41.3% in the previous quarter. Powdered formula margin was 46.1% compared to 48.8% in the previous quarter. The decrease in powdered formula margins reflected steady distributor discounts combined with a lower revenue base for the fourth quarter.

Income from operations decreased to $16.2 million, or 19.0% of total revenue, from $21.4 million, or 18.7% of total revenue, in the previous quarter. Total operating expenses decreased to $19.4 million from $25.9 million in the previous quarter.  Selling and distribution expenses increased 9.5% to $13.8 million from $12.6 million in the previous quarter primarily due to the Company’s efforts to drive consumer recognition for and market penetration of newer products. Advertising and promotional expenses decreased 23.5% to $5.8 million from $7.6 million in the previous quarter. General and administrative expenses decreased 54.8% to $3.3 million from $7.4 million in the previous quarter, which was mainly due to bad debt reversal and decrease of office rental expenses caused by modification to the lease agreement of Beijing headquarter buildings.

Net income attributable to Synutra International, Inc. common stockholders was $7.5 million in the fourth quarter of fiscal year 2012, or $0.13 per diluted share, compared to $10.3 million, or $0.18 per diluted share, in the previous quarter, reflecting steady profitability.

Full Year Ended March 31, 2012 Financial Results
Net sales for the full year ended March 31, 2012 increased 37.8% to $342.5 million from $248.5 million in the prior year period. Net sales from branded powdered formula products increased 62.6% to $301.7 million, or 88.1% of net sales, from $185.6 million, or 74.7% of net sales, in the prior year period demonstrating the Company’s sustained recovery throughout fiscal 2012.

Net sales from Other Products, which consists mainly of imported whole milk powder and raw milk sold to industrial customers, were $39.7 million, or 11.6% of net sales, compared to $61.5 million, or 24.7% of net sales, in the prior year period.

Gross profit increased 81.3% to $140.9 million for full year of fiscal 2012 from $77.7 million in the prior year period. Gross margin was 41.1% compared to 31.3% for the prior year period.

Operating income was $42.8 million for the full year of fiscal 2012 compared to an operating loss of $40.3 million in the prior year period reflecting the recovery in revenues and stabilization of expenses.

Net income attributable to Synutra International, Inc. common stockholders was $16.7 million for the full year fiscal 2012, or $0.29 per diluted share, compared to a net loss of $40.1 million, or $(0.71) per diluted share, in the prior year period.

Balance Sheet
As of March 31, 2012, the Company had cash and cash equivalents of $64.8 million and restricted cash of $51.4 million, including current and non-current portion.

Business Outlook
Mr. Liang Zhang concluded, “Looking forward to the 2013 full fiscal year, we expect revenues to be in the $400 to $420 million range and net income to be in the $55 to $65million range.  We aim to maintain steady profitability while continuing to invest in sales and distribution expenses to drive market penetration of new product lines. Overall, while we recognize there may continue to be short term fluctuations related to industry volatility, we are confident in our ability to deliver sustained market share and long-term growth for shareholders.”

These forecasts reflect the Company’s current and preliminary view on the market and operational conditions, which are subject to change.

Conference Call Details
The Company will hold a conference call on Friday, June 15, 2012 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701

International:	+1 (646) 254-3515
Conference ID:	69331995

The replay will be accessible through June 22, 2012 by dialing the following numbers:

United States Toll Free:	+1 (866) 214-5335
International:	+1 (718) 354-1232
Conference ID:	69331995

A webcast of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of March 31, 2012, this network comprised over 650 independent distributors and over 800 independent sub-distributors who sell Synutra products in over 67,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 301-840-3881

Synutra International, Inc.
Consolidated Balance Sheets

	March 31, 2012	March 31, 2011
	(in thousands, except share par value)
ASSETS
Current Assets:
Cash and cash equivalents	$64,793	$48,741
Restricted cash	30,425	37,690
Accounts receivable, net of allowance	38,753	46,021
Inventories	75,499	67,372
Due from related parties	12,262	13,708
Income tax receivable	227	259
Receivable from assets disposal	1,037	1,714
Prepaid expenses and other current assets	16,320	11,562
Deferred tax assets	17,827	20,922

Total current assets	257,143	247,989

Property, plant and equipment, net	134,902	109,811
Land use rights, net	10,198	6,096
Intangible assets, net	4,377	3,140
Restricted cash	21,019	-
Other assets	1,367	4,022
Deferred tax assets	18,907	27,646

TOTAL ASSETS	$447,913	$398,704

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$86,614	$124,281
Long-term debt due within one year	40,831	38,131
Accounts payable	70,927	52,923
Due to related parties	1,655	2,330
Advances from customers	5,991	4,890
Other current liabilities	40,560	25,913

Total current liabilities	246,578	248,468

Long-term debt	92,745	62,722
Deferred revenue	4,377	4,456
Capital lease obligations	4,726	5,540
Other long-term liabilities	2,395	1,592

Total liabilities	350,821	322,778

Equity:
Synutra International, Inc. shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at March 31, 2012 and 2011, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(71,620)	(88,357)
Accumulated other comprehensive income	32,201	28,204

Total Synutra common shareholders’ equity	96,027	75,293

Noncontrolling interest	1,065	633

Total equity	97,092	75,926

TOTAL LIABILITIES AND EQUITY	$447,913	$398,704

Synutra International, Inc.
Consolidated Statements of Operations

	Three Months Ended March 31,		Year Ended March 31,
	2012	2011	2012	2011	2010
	(in thousands except earnings per share data)

Net sales	$85,367	$79,294	$342,539	$248,516	$291,886
Cost of sales	49,808	61,826	201,618	170,769	208,476

Gross profit	35,559	17,468	140,921	77,747	83,410

Selling and distribution expenses	13,813	10,858	51,221	48,409	43,989
Advertising and promotion expenses	5,804	6,313	28,442	41,420	33,854
General and administrative expenses	3,332	7,685	23,948	28,261	24,509
Impairment of goodwill	-	-	-	1,440	-
Impairment loss from assets disposal	-	-	-	-	5,894
Other operating income, net	3,583	957	5,484	1,441	894

Income (loss) from operations	16,193	(6,431)	42,794	(40,342)	(23,942)

Interest expense	3,151	2,920	14,276	10,321	8,603
Interest income	466	388	1,870	820	1,850
Other income (expense), net	83	(21)	146	277	(1,081)

Income (loss) before income tax expense (benefit)	13,591	(8,984)	30,534	(49,566)	(31,776)

Income tax expense (benefit)	6,140	(384)	13,510	(9,306)	(6,904)

Net income (loss)	7,451	(8,600)	17,024	(40,260)	(24,872)

Net income (loss) attributable to the noncontrolling interest	(71)	(61)	287	(192)	(257)

Net income (loss) attributable to Synutra International, Inc. common stockholders	$7,522	$(8,539)	$16,737	$(40,068)	$(24,615)

Earnings (loss) per share - basic	$0.13	$(0.15)	$0.29	$(0.71)	$(0.46)
Earnings (loss) per share - diluted	$0.13	$(0.15)	$0.29	$(0.71)	$(0.46)

Weighted average common stock outstanding - basic	57,301	57,301	57,301	56,476	54,001
Weighted average common stock outstanding - diluted	57,301	57,301	57,301	56,476	54,001